Exhibit 10.2

Execution Copy

MAINTENANCE OF CONFIDENCE AND NON-COMPETE AGREEMENT

AGREEMENT made this 9th day of August, 2018 (the “Effective Date”) by and between TSR, Inc. (the “Corporation”) and the undersigned (the “Employee”). As used in this Agreement, the “Company” shall mean the Corporation, its subsidiaries (including, without limitation, TSR Consulting Services, Inc.) and their respective successors and assigns.

WHEREAS, pursuant to the terms of a separate amended and restated employment agreement between the Employee and the Corporation dated as of the Effective Date (the “2018 Employment Agreement”), the Corporation has agreed to continue to employ the Employee, and the Employee has agreed to continue to be employed by the Corporation, on the terms and conditions therein set forth,

WHEREAS, it is an essential and continuing condition of the Company’s business that certain terms and conditions be agreed to by all individuals who have access to trade secrets and other confidential information, and

WHEREAS, Employee has previously entered into agreements with the Company pertaining to confidentiality, non-solicitation and non-competition and the parties desire to resolve any potential ambiguities relating to such prior agreements.

NOW, THEREFORE, in consideration of the Employee’s continued employment by the Corporation pursuant to the terms of the 2018 Employment Agreement and being granted continued access to trade secrets and confidential information and in order to resolve any ambiguities between the prior agreements pertaining to confidentiality, non-solicitation and non-competition, it is agreed as follows:

1. The Employee acknowledges that:

(a) the business in which the Company is engaged is one in which data processing services, computer software and other technical information, which are of a secret and confidential nature and in which the Company has the sole proprietary interest, has been and will be created and used in furtherance of the business of persons and entities, including Company customers (persons, entities and corporations along with their parents, subsidiaries or affiliates, regardless of location, which during Employee’s employment have been, which are now or which hereafter become, users of the Company’s services) (hereinafter “Customers”), by those individuals employed by the Company (the “Full-Time Employees”) and by programmers and analysts who, as independent contractors, have agreed to be represented by the Company for the purpose of obtaining temporary computer programming and/or analysis positions with third parties (the “Independent Contractors”);

(b) the Company has expended substantial time, effort and money in culling from the general public the identity of those individuals and entities who are and will be in need of or be receptive to the computer programming services provided by the Company and of those persons who have the technical ability and availability to serve as Independent Contractors;

(c) the relative competitive advantage or disadvantage of the Company in obtaining customers for its services and in obtaining temporary programming positions for its Full-Time Employees and/or Independent Contractors is determined not only by the good will of the Company’s customers, but also by the ability of the Company to develop and maintain lists of Independent Contractors;

(d) the preservation of a continuing relationship between the Company and its Customers (as defined above) and the preservation of a continuing relationship between the Company and those persons which are now or hereafter become Full-Time Employees or Independent Contractors are of critical importance to the continued business success of the Company; and

(e) the Employee will frequently be the principal intermediary and personal contact between the Company and its Customers and it is, therefore, anticipated that because of the Employee’s knowledge of the business of said persons or entities and the fact that personal loyalties may develop between the Employee and said persons or entities, such persons or entities might desire to place their computer programming business directly with the Employee rather than the Company at such time as the Employee is no longer employed by the Company.

2. In view of the foregoing, the Employee agrees that he shall not at any time (whether during or subsequent to his employment by the Company), except as required and as authorized by the Company in the conduct of its business, directly or indirectly, publish, use or disclose, or authorize anyone else to publish, use or disclose:

(a) any and all lists of Customers maintained by the Company, or any parts thereof, or the information contained therein, including but not limited to, (i) the identity, location and requirements of the Customers, and (ii) the identity of those representatives or employees of such Customers who have been instrumental in the determination to employ the Company’s services and/or to retain or otherwise utilize the services of the Company’s Full-Time Employees and/or Independent Contractors;

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(b) the identity, location and potential requirements of any Customers who have been contacted by the Company as of the date the Employee shall cease to be employed by the Company and the identity of those representatives or employees of such Customers or potential Customers;

(c) the identity, address, telephone number or other information contained in a resume of any person who was or is a Full-Time Employee or an Independent Contractor of the Company or who shall be so at the time the Employee shall cease to be employed by the Company; and

(d) any other trade secrets or other confidential information of the Company or of the Company’s Customers divulged to the Employee in confidence during the course of his employment by the Company,

3. The Employee shall not during the term of Employee’s employment with the Company and for a period of nine (9) months thereafter, directly or indirectly on his own behalf or on behalf of others:

(a) contact, solicit or do business with any Customer for any purpose relating to providing services that may be competitive with services provided by the Company; or

(b) place, offer to place or respond to any requests to place any programmers, analysts, or other IT personnel or consultants with any Customers.

With respect to the Customers referenced in set forth in Section 3 above, to the extent that any such Customer has only one location, the restrictions on the Employee’s activities set forth in Section 3 shall apply to such Customer without limitation. However, to the extent that any Customer referenced in Section 3 has more than one business location, the restrictions on the Employee’s activities set forth in Section 3 shall apply only to such Customer’s business locations that are within fifty (50) miles of the site of any of the Company’s offices.

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Notwithstanding anything set forth in this Section 3 to the contrary, if (i) the Company terminates Employee’s employment without Cause (as defined in the 2018 Employment Agreement) or Employee resigns from his employment for Good Reason (as defined in the 2018 Employment Agreement) and (ii) there is a Material Severance Default (as defined below), then Employee shall automatically be relieved of his obligations set forth in this Section 3 effective as of the expiration of the cure period described in the definition of Material Severance Default below. For the avoidance of doubt, the relief of Employee’s obligations set forth in this Section 3 shall not limit any of Employee’s rights or remedies with respect to the Material Severance Default. “Material Severance Default” means (A) the Company fails to comply with its post-termination obligations to Employee pursuant to Section 6(e)(i)-(iii) of the 2018 Employment Agreement or Section 7(a)(i)-(iii) of the 2018 Employment Agreement (as applicable) and (B) such failure is not cured by the Company within thirty (30) days following Employee’s written notice to the Company describing such failure in reasonable detail.

4. The Employee shall not during the term of Employee’s employment with the Company and for a period of nine (9) months thereafter, directly or indirectly on his own behalf or on behalf of others:

(a) solicit, contact, represent, or offer to represent the Company’s Full-Time Employees and/or Independent Contractors, whether or not such solicitation, contact or offer was initiated, prompted or in any other way developed by the Employee or by the other Full-Time Employee or Independent Contractor; or

(b) employ or contract with Full-Time Employees or Independent Contractors of the Company.

Notwithstanding anything set forth in this Section 4 to the contrary, if (i) the Company terminates Employee’s employment without Cause (as defined in the 2018 Employment Agreement) or Employee resigns from his employment for Good Reason (as defined in the 2018 Employment Agreement) and (ii) there is a Material Severance Default (as defined in Section 3 above), then Employee shall automatically be relieved of his obligations set forth in this Section 4 effective as of the expiration of the cure period described in the definition of Material Severance Default set forth in Section 3 above. For the avoidance of doubt, the relief of Employee’s obligations set forth in this Section 4 shall not limit any of Employee’s rights or remedies with respect to the Material Severance Default.

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5. The Employee shall not during the term of his employment by the Company and for a period of nine (9) months following the termination of his employment with the Company, directly or indirectly on his own behalf or on behalf of others, engage in the business of providing, or be employed by a company that provides, IT staffing services (or other services similar to, or competitive with, the Company’s services) to business enterprises with locations in the New York Metropolitan Area (a “Competitive Business”); provided, however, the foregoing shall not prohibit Employee from becoming employed by, or providing services to, a subsidiary or division of an enterprise (such enterprise, the “Parent Organization”) that does not engage in a Competitive Business notwithstanding that such Parent Organization has other subsidiaries or divisions that engage in a Competing Business, so long as the Employee has no direct or indirect involvement in the management or operation of such Parent Organization or such other subsidiaries or divisions. As used in this Section 5, “New York Metropolitan Area” shall be deemed to include: (i) New York City, (ii) Long Island, (iii) the Mid and Lower Hudson Valley in the State of New York (i.e., Putnam, Rockland, Westchester, Duchess, Orange, Sullivan and Ulster Counties), (iv) Northern and Central New Jersey (i.e., all of the State of New Jersey other than the counties that are South of the New Jersey counties of Monmouth and Mercer), (v) the Connecticut counties of Fairfield, New Haven, and Litchfield and (vi) the Pennsylvania counties of Pike and Monroe.

Notwithstanding anything set forth in this Section 5 to the contrary, if (a) Employee’s employment is terminated at any time by the Company without Cause (as defined in the 2018 Employment Agreement), or (b) upon or following a Change in Control (as defined in the 2018 Employment Agreement), Employee resigns from his employment either for Good Reason (as defined in the 2018 Employment Agreement) or other than for Good Reason (i.e., for any reason or no reason), then, as of the date of such termination, Employee shall have no further obligations under this Section 5.

6. Upon the date the Employee shall cease to be employed by the Company, he shall deliver to the Company all property of the Company and/or its Customers and all documents, records, notebooks, and similar repositories of or containing trade secrets or other confidential information, including copies thereof, which may then be in the Employee’s possession, whether prepared by the Employee or by others.

7. The parties hereto acknowledge that in the event of a breach or a threatened breach by Employee of any of his obligations under this Agreement, the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Employee of Sections 2, 3, 4, 5 or 6 hereof, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Employee and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach. Nothing herein shall prohibit the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach.

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8. The Employee expressly acknowledges that the restrictions set forth herein are essential to the preservation of the Company’s business and that, in the event of Employee’s termination of employment with the Company, the enforcement thereof will not in any manner preclude Employee from maintaining a standard of living for himself, the members of his family and those dependent upon him of at least the sort and fashion to which he and they have become accustomed.

9. In the event Employee violates any provision of this Agreement as to which there is a specific time period during which Employee is prohibited from taking certain actions or from engaging in certain activities, then such violation shall toll the running of such time period from the date of such violation until such violation shall cease and shall extend the time period set forth in this Agreement so long as Employee remains in violation.

10. If any legal action or other proceeding is brought by the Company for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation by Employee in connection with any provision of this Agreement, the Company shall be entitled to recover from the Employee reasonable attorneys’ fees, court costs and all expenses incurred in that action or proceeding, in addition to any other relief. For purposes hereof, the Company shall be deemed the prevailing party notwithstanding any reduction of geographical location or period of time

11. This Agreement is determinative only of the matters expressly contained herein.

12. This Agreement shall inure to the benefit of the Company and its successors, administrators, legal representatives and assigns, including any receiver or trustee in bankruptcy or other insolvency proceeding.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. Should any provision, or portion of any provision, of this Agreement be invalid for any reason, the validity of the remaining provisions, or of the other portions of the provision in question, shall not be affected thereby.

15. The Agreement may be amended only by writing signed by the parties hereto and no waiver of a breach of any provision hereof shall be effective unless in writing signed by the party to be charged. No such waiver shall operate or be construed as a waiver of any subsequent breach of such provision.

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IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

EMPLOYEE:	FOR TSR, INC.:

/s/ Chris Hughes	/s/ John G. Sharkey
Chris Hughes	John G. Sharkey
President	Vice President, Finance

August 9, 2018	August 9, 2018
Date	Date

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